Exhibit 99.1

Contact:	Teri Watson (Investment Community) (212) 770-7074

Christina Pretto (News Media) (212) 770-7083
AIG REPORTS THIRD QUARTER 2009 RESULTS
          NEW YORK, NY, November 6, 2009 – American International Group, Inc. (AIG) today reported a profit in the third quarter of 2009, as certain of its businesses continue to stabilize and the company’s results reflected positive market valuation changes.
          For the third quarter ended September 30, 2009, AIG reported net income attributable to AIG of $455 million, including net income attributable to AIG common shareholders of $92 million, or $0.68 per diluted common share, compared with a net loss of $24.5 billion or $181.02 per diluted share in the third quarter of 2008. Third quarter 2009 adjusted net income was $1.9 billion, compared with an adjusted net loss of $9.2 billion in the third quarter of 2008.
THIRD QUARTER
(in millions, except per share data)

			Per Diluted Share (a)
	2009	2008	2009	2008

Net income (loss) attributable to AIG	$455	$(24,468)	$0.68	$(181.02	)(b)

To compute adjusted net income, add losses and deduct gains:

Net realized capital gains (losses), net of tax	(1,798)	(15,056)

Non-qualifying derivative hedging activities gains (losses), net of tax (c)	344	(172)

Adjusted net income (loss)	$1,909	$(9,240)	$2.85	$(68.36	)(b)

NINE MONTHS
(in millions, except per share data)

			Per Diluted Share (a)
	2009	2008	2009		2008

Net loss attributable to AIG	$(2,076)	$(37,630)	$(24.92)	(b)	$(287.99	)(b)

To compute adjusted net income, add losses and deduct gains:

Net realized capital gains (losses), net of tax	(5,288)	(23,038)

Non-qualifying derivative hedging activities gains (losses), net of tax (c)	902	(470)

Adjusted net income (loss)	$2,310	$(14,122)	$1.51		$(108.08	)(b)

(a)	Share and per share amounts in the 2008 periods have been restated to reflect the 1-for-20 reverse stock split effective June 30, 2009.

(b)	Basic shares outstanding were used.

(c)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses, and excludes related net realized capital gains (losses).
EARNINGS (LOSS) PER SHARE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in millions, except per share data)	2009	2008	2009	2008

Numerator for EPS:
Net income (loss) attributable to AIG	$455	$(24,468)	$(2,076)	$(37,630)
Cumulative dividends on AIG Series D Preferred Stock	—	—	(1,204)	—
Deemed dividend to Series D Preferred Stock Exchanged for AIG Series E Preferred Stock	—	—	(91)	—
Undistributed earnings allocated to AIG Series C Preferred Stock	(363)	—	—	—

Net income (loss) attributable to AIG common shareholders	$92	$(24,468)	$(3,371)	$(37,630)

Weighted average shares outstanding — basic per share calculation	135,293,841	135,169,101	135,276,345	130,665,862
Incremental shares arising from awards outstanding under share-based employee compensation plans	162,531	—	—	—

Weighted average shares outstanding — diluted per share calculation	135,456,372	135,169,101	135,276,345	130,665,862

Income (loss) per common share attributable to AIG:
Basic	$0.68	$(181.02)	$(24.92)	$(287.99)
Diluted	$0.68	$(181.02)	$(24.92)	$(287.99)

ADJUSTED NET INCOME (LOSS) PER SHARE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in millions, except per share data)	2009	2008	2009	2008

Numerator for EPS:
Adjusted net income (loss)	$1,909	$(9,240)	$2,310	$(14,122)
Cumulative dividends on AIG Series D Preferred Stock	—	—	(1,204)	—
Deemed dividend to Series D Preferred Stock exchanged for AIG Series E Preferred Stock	—	—	(91)	—
Undistributed earnings allocated to AIG Series C Preferred Stock	(1,524)	—	(810)	—

Adjusted net income (loss) attributable to AIG common shareholders	$385	$(9,240)	$205	$(14,122)

Weighted average shares outstanding — basic per share calculation	135,293,841	135,169,101	135,276,345	130,665,862
Incremental shares arising from awards outstanding under share-based employee compensation plans	162,531	—	109,232	—

Weighted average shares outstanding — diluted per share calculation	135,456,372	135,169,101	135,385,577	130,665,862

Adjusted net income (loss) per common share attributable to AIG:	$2.85	$(68.36)	$1.51	$(108.08)

          Commenting on the third quarter results, AIG President and Chief Executive Officer Robert H. Benmosche said, “Our results reflect continued stabilization in performance and market trends. AIG employees are working to preserve the strength of our insurance businesses in a challenging market by working closely with our distribution partners, with third quarter 2009 showing signs of stabilization. Pricing in our commercial property casualty business has been stable.  Management continues to monitor rates closely and maintain underwriting discipline, turning away some renewal business due to aggressive pricing by existing and new competitors. AIG also took several important steps in its restructuring program. At AIGFP, virtually all key risk measures are down significantly and the earnings again benefited from a positive unrealized market valuation gain on the Super Senior Credit Default Swap portfolio. Additionally, we announced the sales of Nan Shan and a portion of AIG’s investment advisory and asset management business, as well as the combination of our Domestic Life Insurance & Retirement Services businesses and ongoing efforts to build their value as part of AIG.
          “Improved market performance, together with application of the new investment impairment accounting standard adopted in the second quarter of 2009, drove a reduction in net realized capital losses compared to third quarter 2008 and positive valuation changes for our Maiden Lane Interests, as well as increases in partnership and mutual fund income. These gains were offset by impairments in the Asset Management segment, higher current accident year losses related to credit crisis exposures and prior accident year losses in General Insurance and lower income from Life Insurance & Retirement Services investment-linked and annuity products globally.
          “We continue to focus on stabilizing and strengthening our businesses, but expect continued volatility in reported results in the coming quarters, due in part to charges related to ongoing restructuring activities. When we close the special purpose vehicles with respect to AIA and ALICO with the Federal Reserve Bank of New York (FRBNY), we expect to recognize an approximate $5 billion charge for accelerated amortization of the prepaid commitment asset. These transactions are expected to close in the fourth quarter.”

          The following table summarizes the significant items included in the third quarter adjusted net income (loss):

	Three Months Ended
(in millions, after tax)	September 30,
Significant items, affecting adjusted net income (loss)	2009	2008
FRBNY credit line interest and amortization	$(814)	$(521)

Market volatility-related:
AIGFP credit valuation adjustment	$475	$(705)
AIGFP operating results, including unrealized market valuation gains (losses)	554	(4,356)
Net gains related to retained Maiden Lane interests	917	—

Total market volatility-related activities	$1,946	$(5,061)

Other:
Asset Management real estate impairments	$(262)	$—
Goodwill impairments	(181)	(432)
Discrete period tax items	19	(3,628)

Total Other	$(424)	$(4,060)

TOTAL EQUITY
          At September 30, 2009, total equity was $76.5 billion, a $14.4 billion increase from $62.1 billion at June 30, 2009. The increase includes $455 million of net income attributable to AIG, $12.1 billion of unrealized appreciation of investments, $2.1 billion from a draw-down of the Department of the Treasury Commitment related to the Series F Fixed Rate Non-Cumulative Preferred Stock, partially offset by a $350 million reduction in non-controlling interests.
PROGRESS ON MANAGEMENT’S PLANS FOR STABILIZATION OF AIG AND REPAYMENT OF AIG’S OBLIGATIONS
          Since September 2008, AIG has been working to execute an orderly asset disposition plan, protect and enhance the value of its key businesses, and position these franchises for the future. AIG continually reassesses this plan to maximize value while maintaining flexibility in its liquidity and capital, and expects to accomplish this over a longer time frame than originally contemplated.
Maximizing the Value of the Individual Businesses:
•	The AIA and ALICO special purpose vehicle (SPVs) transactions, announced in the second quarter of 2009, are expected to be consummated in the fourth quarter of 2009 resulting in a $25 billion reduction in the balance and amount available under the FRBNY Facility. This reduction is expected to result in a pre-tax charge of approximately $5 billion related to the accelerated amortization of the prepaid commitment fee.

•	AIG announced that it is combining its domestic life and retirement services businesses to enhance their market competitiveness.

•	On October 30, 2009, AIG announced that it will retain AIG Star Life and AIG Edison Life, its two Japanese life insurance companies, for the foreseeable future.
Sales of Businesses and Assets:
          AIG continues to make progress on its disposition plan. During the first nine months of 2009 and through October 31, 2009, AIG entered into agreements to sell or completed the sale of operations and assets that are expected to generate a total of approximately $5.6 billion in net after-tax proceeds that will be available to repay outstanding borrowings and reduce the amount of the FRBNY Facility upon closing. AIG continues to engage in productive discussions with potential buyers for a number of its other businesses.
Announced Dispositions:
•	On September 5, 2009, AIG entered into an agreement to sell a portion of its investment advisory and asset management business, for approximately $300 million in cash, plus additional future consideration that includes a performance note and a continuing share of carried interest.

•	On October 12, 2009, AIG entered into an agreement to sell the 97.57 percent share of Nan Shan Life Insurance Company, Ltd. (Nan Shan) held through its subsidiaries to a consortium for approximately $2.15 billion. As a result of this transaction, AIG expects to meet the criteria for “held-for-sale” accounting with respect to Nan Shan and recognize a loss of approximately $1.4 billion net of taxes in the fourth quarter of 2009.
Status of Government Support:
•	At September 30, 2009, AIG’s total balance outstanding from the FRBNY Facility was $41.0 billion, including $35.8 billion of net borrowings and $5.2 billion of accrued compounding interest and fees, with availability of $24.2 billion. Interest and fees accrued have been charged against AIG’s earnings.

•	As of September 30, 2009, AIG had drawn down $3.2 billion, including $2.1 billion in the third quarter of 2009, from $29.8 billion available under the Series F Preferred Stock Department of the Treasury Commitment.

•	As of September 30, 2009, AIG’s total balance outstanding from the FRBNY Commercial Paper Funding Facility was $9.6 billion among AIG Funding, Inc., Curzon Finance LLC and Nightingale Finance LLC. Although the current funding limit is $15.2 billion the program will cease to purchase commercial paper as of February 1, 2010 unless extended by the Board of Governors of the Federal Reserve.
Status of Unwinding AIG Financial Products Corp:
•	AIGFP reduced the notional amount of its derivative portfolio by 28 percent from approximately $1.6 trillion at December 31, 2008, to approximately $1.1 trillion at September 30, 2009. During the third quarter of 2009, the derivative portfolio was reduced 13 percent from approximately $1.3 trillion at June 30, 2009.

•	AIGFP reduced the number of trade positions in its portfolio by 43 percent from approximately 35,000 at December 31, 2008, to approximately 20,000 at September 30, 2009. During the third quarter of 2009, the number of trade positions was reduced 12 percent from approximately 22,500 at June 30, 2009.

•	On August 11, 2009, AIGFP completed the sale of its energy and infrastructure investment assets, realizing aggregate net proceeds of $619 million. In connection with the AIGFP wind-down process, certain other assets have been sold, or are under contract to be sold. The proceeds from these sales will be used to fund AIGFP’s wind-down and are not included in the amounts described above under sales of businesses.
GENERAL INSURANCE
          General Insurance, branded as Chartis in July 2009, reported operating income before net realized capital gains (losses) of $722 million in the third quarter of 2009, compared to $105 million in the third quarter of 2008, reflecting improvement of $612 million in net investment income, primarily due to positive partnership income. Third quarter 2009 underwriting losses were primarily driven by credit crisis related claims and continued adverse development of prior accident year loss reserves. Third quarter 2008 underwriting losses were primarily driven by catastrophe losses.
          General Insurance recorded net premiums written of $8.1 billion in the third quarter of 2009, a 13 percent decline compared to last year’s third quarter. The decline was partially due to the effect of foreign exchange, the sale in 2008 of the unit’s Brazilian operations, and the strategic decision to remain price disciplined, particularly in workers’ compensation, as well as to the overall effect of the weakened economy. However, business retention was at its highest level since September of 2008, new business written exceeded $1.1 billion for the quarter, and pricing remained stable.
          General Insurance combined ratio in the third quarter 2009 was 105.2 compared to 104.5 in the prior year period. The result reflects adverse loss development from prior accident years, whereas results in the comparable period in 2008 reflected favorable development from prior accident years. Additionally, a significant portion of the increase in the current accident year loss ratio is the result of the worldwide financial credit crisis and a competitive rate environment. For the first nine months of 2009, the current accident year combined ratio was 97.5.
          Commercial Insurance combined ratio was 106.4 in the quarter, a decrease of 2.6 points from the comparable prior year period. This decrease was primarily driven by the significant reduction in catastrophe losses, partially offset by higher net adverse development from prior accident years. For the first nine months of 2009, the current accident year combined ratio was 98.0.
          Foreign General Insurance combined ratio in the third quarter 2009 was 103.4, an increase of 6.2 points from the comparable prior period, primarily driven by an increase in charge offs and transition costs as well as losses related to the worldwide financial crisis. For the first nine months of 2009, the current accident year combined ratio was 96.5.
          At September 30, 2009, General Insurance net loss and loss adjustment reserves totaled $60.4 billion, an increase of $407 million from June 30, 2009.  The foreign exchange effect for the third quarter of 2009 was an increase in reserves of $247 million.  For the third quarter of 2009, net adverse loss development from prior accident years, excluding accretion of discount, was approximately $246 million. At September 30, 2009, overall net loss and loss adjustment reserves including non-core insurance businesses totaled $64.9 billion, a decrease of $897 million from June 30, 2009.

LIFE INSURANCE & RETIREMENT SERVICES
          Life Insurance & Retirement Services third quarter 2009 operating income before net realized capital gains (losses) was $2.2 billion compared to $1.0 billion in the third quarter of 2008, reflecting a difficult, but improving operating environment. Assets under management in the investment and retirement oriented products grew over the second quarter of 2009 helped by improved net flows and upward trends in equity markets. Net investment income increased over the third quarter of 2008 and second quarter of 2009 primarily from higher partnership and mutual fund returns as well as favorable valuation adjustments from the retained interest in Maiden Lane II, which offset the negative effects of higher liquidity and the de-risking of certain investment portfolios. Net realized capital losses were significantly lower than the third quarter of 2008 and continued to be lower than in the past several quarters due to improving market conditions and the adoption of new accounting pronouncements during the second quarter.
          Premiums and other considerations were $7.9 billion in the third quarter of 2009, down 16.1 percent from the third quarter 2008 but relatively flat with the first two quarters of 2009, as businesses continue to stabilize. Premiums, deposits, and other considerations amounted to $13.7 billion, a decline of 38.6 percent compared to the third quarter of 2008. The decline was due principally to lower sales of investment-oriented life and retirement services products as sales efforts remained challenged due to the lingering effect of negative AIG events earlier in the year and an overall decline in industry sales of investment-oriented life and retirement services products.
          In AIG’s Foreign Life Insurance & Retirement Services operations, sales activity has continued to improve in most regions, although sales activity in foreign investment-oriented life and retirement products, especially in the U.K., Japan and Korea, remain negatively affected by AIG events. AIA and ALICO have continued to experience improving operating results following revitalization of their distribution networks and the stabilization of global economic activities. Revenues before realized capital gains rose significantly from the third quarter of 2008 and remained largely consistent with the past two quarters.
          Domestic Life Insurance & Retirement Services third quarter 2009 operating income before net realized capital gains (losses) of $1.1 billion showed an improvement over the third quarter of 2008 and both the first and second quarters of 2009. Premiums, deposits, and other considerations were down 38 percent over the third quarter of 2008 as a result of ratings downgrades and the effects of negative AIG publicity during the past year. However, premiums deposits and other considerations were up 10 percent over the second quarter of 2009, principally due to improvements in fixed annuity and group retirement deposits. Investment results continued to improve and life insurance mortality remained at favorable levels during the third quarter of 2009. Domestic Retirement Services improved results are driven by the absence of unfavorable DAC unlocking adjustments in the current quarter, which totaled $728 million in the third quarter of 2008. At September 30, 2009, assets under management totaled $208.3 billion, up from $190.6 billion at December 31, 2008. Life insurance in force was $958.8 billion at September 30, 2009, compared to $1,025.8 billion at December 31, 2008. Domestic Retirement Services surrender activity has stabilized and deposits increased 17 percent over the second quarter of 2009, resulting in a significant improvement in net flows, although still negative.
FINANCIAL SERVICES
          Financial Services reported third quarter 2009 operating income before net realized capital gains (losses) and the effect of hedging activities that did not qualify for hedge accounting treatment of $1.6 billion, compared to an $8.3 billion operating loss in the third quarter of 2008.

     AIGFP, which is in the process of winding down its businesses and portfolios, reported operating income of $1.4 billion in the third quarter of 2009 compared to an $8.3 billion operating loss in the third quarter of 2008. The third quarter 2009 operating income included $959 million in unrealized market valuation gains on its super senior credit default swap portfolio, a favorable credit valuation adjustment of $730 million, partially offset by $569 million of interest charges on inter-company borrowings with AIG that are eliminated in consolidation.
     International Lease Finance Corporation (ILFC) reported a 19.3 percent increase in operating income to $365 million, compared to income of $306 million in the third quarter of 2008, driven primarily by a larger aircraft fleet and lower composite borrowing rates compared to the third quarter of 2008.
     American General Finance, Inc. (AGF) reported a third quarter 2009 operating loss of $154 million compared to an operating loss of $446 million in the third quarter of 2008, primarily due to lower operating expenses as the third quarter 2008 included a $341 million goodwill write down, a lower provision for loan losses compared to last year, partially offset by a decline in finance charge revenues from lower average net receivables.
ASSET MANAGEMENT
     Asset Management reported a third quarter 2009 operating loss before net realized capital losses of $1.1 billion, compared to an operating loss of $28 million in the third quarter of 2008. The quarter’s results reflect an impairment of goodwill of $697 million as well as impairments on proprietary real estate investments offset by improved partnership income. The goodwill impairment in the quarter was the result of a revaluation of the fair value of the reporting unit in light of current market conditions and recently announced transactions. A total of $287 million of the total goodwill impairment of $697 million is offset in non-controlling interest, which is not reported as a component of the Asset Management segment results. Also negatively affecting the results for the quarter were net realized capital losses of $1.2 billion due to economic hedges in the spread-based investment business and impairments on proprietary private equity investments.
OTHER OPERATIONS
     Parent Company results in the third quarter 2009 included an operating loss before net realized capital gains (losses) of $1.3 billion, compared to a $1.6 billion loss in the third quarter of 2008. This lower operating loss was primarily the result of lower unallocated corporate expenses partially offset by restructuring expenses. The increase in interest income on inter-company loans essentially offset the higher interest expense on the FRBNY Facility.
     Non-core business results in the third quarter 2009 included operating income before net realized gains (losses) of $701 million, compared to a $1.0 billion operating loss in the third quarter of 2008. The current quarter’s results include a gain associated with the change in fair value of AIG’s interest in Maiden Lane III, partially offset by an underwriting loss in Mortgage Guaranty.
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     Additional supplementary financial data is available in the Investor Information section of www.aig.com.
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     It should be noted that this earnings release and the financial supplement may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the recently completed and proposed transactions with the Federal Reserve Bank of New York (FRBNY) and the United States Department of the Treasury, the number, size, terms, cost and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, the separation of AIG’s businesses from AIG parent company, AIG’s ability to retain and motivate its employees and AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure of the completed transactions with the FRBNY or the United States Department of the Treasury to achieve their desired objectives or a failure to complete the proposed transactions with the FRBNY, developments in global credit markets and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2008 (including Amendment No. 1 on Form 10-K/A filed on April 30, 2009). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2009 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of market disruption items, Maiden Lane interests, the effect of dispositions, interest and amortization related to the FRBNY Facility, the recognition of other-than-temporary impairments, restructuring-related activities, ALICO U.K. investment linked products, conversion of the Series C preferred stock, realized capital gains (losses), the effects of variable interest entities (VIEs), the effect of non-qualifying derivative hedging activities, the effect of goodwill impairments, tax valuation allowances, credit valuation adjustments, unrealized market valuation gains (losses), UGC operating results and the effect of catastrophe-related losses and foreign exchange rates.
     In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.
     In particular, the effects of the market disruption items, Maiden Lane interests, the effect of dispositions, interest and amortization related to the FRBNY Facility, restructuring-related activities, ALICO U.K. investment linked products and conversion of the Series C preferred stock arise from a period of unprecedented market volatility and related extraordinary governmental assistance to AIG, rather than from AIG’s ongoing underlying businesses.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.

     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.
     Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.
     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008 (a)	Change	2009	2008 (a)	Change
General Insurance Operations (b):
Net Premiums Written	$8,076	$9,277	(12.9)%	$23,734	$28,545	(16.9)%
Net Premiums Earned	7,939	9,294	(14.6)	24,244	27,836	(12.9)
Underwriting Profit (Loss)	(412)	(417)	—	13	1,114	(98.8)
Net Investment Income	1,134	522	117.2	2,456	2,457	0.0
Income before Net Realized Capital Gains (Losses)	722	105	—	2,469	3,571	(30.9)
Net Realized Capital Gains (Losses) (c)	92	(1,366)	—	(561)	(2,105)	—
Operating Income (Loss)	$814	$(1,261)	—	$1,908	$1,466	30.2

Loss Ratio	75.53	76.50		71.88	69.54
Expense Ratio	29.66	27.99		28.07	26.46
Combined Ratio	105.19	104.49		99.95	96.00

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$7,852	$9,354	(16.1)	$24,306	$28,257	(14.0)
Net Investment Income	6,272	2,345	167.5	16,483	11,734	40.5
Income before Net Realized Capital Gains (Losses)	2,213	1,012	118.7	4,969	6,159	(19.3)
Net Realized Capital Gains (Losses) (c)	(932)	(16,341)	—	(3,755)	(25,720)	—
Operating Income (Loss)	1,281	(15,329)	—	1,214	(19,561)	—
Financial Services Operations:
Operating Income (Loss) excluding Non-qualifying Derivative Hedging Activities and Net Realized Capital Gains (Losses) (d) (e)	1,560	(8,347)	—	367	(22,772)	—
Non-qualifying Derivative Hedging Activities (c)	(3)	177	—	3	61	(95.1)
Net Realized Capital Gains (Losses) (c)	(657)	(33)	—	(681)	(169)	—
Operating Income (Loss)	900	(8,203)	—	(311)	(22,880)	—
Asset Management Operations:
Operating Income (Loss) before Net Realized Capital Gains (Losses)	(1,066)	(28)	—	(1,847)	276	—
Net Realized Capital Gains (Losses) (c)	(1,169)	(1,116)	—	(1,243)	(2,985)	—
Operating Loss	(2,235)	(1,144)	—	(3,090)	(2,709)	—
Other before Net Realized Capital Gains (Losses) (b)	(579)	(2,559)	—	(4,875)	(4,273)	—
Other Net Realized Capital Gains (Losses) (b) (c)	(759)	(153)	—	(260)	(485)	—
Consolidation and Elimination Adjustments (c) (f)	371	464	(20.0)%	158	237	(33.3)%
Loss before Income Tax Benefit	(207)	(28,185)	—	(5,256)	(48,205)	—
Income Tax Benefit (g)	(192)	(3,480)	—	(1,953)	(10,374)	—
Net Loss	(15)	(24,705)	—	(3,303)	(37,831)	—
Less Net Loss Attributable to Noncontrolling Interest:
Loss before Net Realized Capital Gains (Losses)	(373)	(140)	—	(1,132)	(97)	—
Net Realized Capital Gains (Losses)	(97)	(97)	—	(95)	(104)	—
Net Income (Loss) Attributable to AIG	455	(24,468)	—	(2,076)	(37,630)	—
Net Income (Loss) Attributable to AIG Common Shareholders	$92	$(24,468)	—	$(3,371)	$(37,630)	—

Financial Highlights

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008 (a)	Change	2009	2008 (a)	Change
Net Income (Loss) Attributable to AIG	$455	$(24,468)	—	$(2,076)	$(37,630)	—
Net Realized Capital Gains (Losses), net of tax (h)	(1,798)	(15,056)	—	(5,288)	(23,038)	—
Non-qualifying Derivative Hedging Activities Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	344	(172)	—	902	(470)	—

Adjusted Net Income (Loss) Attributable to AIG	1,909	(9,240)	—	2,310	(14,122)	—

Income (Loss) Per Share — Diluted (i):
Net Income (Loss) Attributable to AIG	0.68	(181.02)	—	(24.92)	(287.99)	—

Adjusted Net Income (Loss) Attributable to AIG	$2.85	$(68.36)	—	1.51	(108.08)	—

Book Value Per Share on AIG Shareholders’ Equity (i) (j)				$540.19	$529.25	2.1%
Pro forma Book Value Per Share on AIG Shareholders’ Equity (i) (k)				$40.00	—	—

Weighted Average Shares Outstanding — Diluted (i)	135	135		135	131
(See accompanying Notes on Page 14)

Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2008 to conform to the 2009 presentation.

(b)	In order to better align financial reporting with the manner in which AIG’s chief operating decision makers manage their businesses, beginning in the second quarter of 2009, the results for Transatlantic, Personal Lines (excluding the results of the Private Client Group), Mortgage Guaranty, previously reported as part of the General Insurance operating segment, are now included in AIG’s Other operations. In addition, the historical results of HSB (which was sold on March 31, 2009), which were previously included within Commercial Insurance, are also now included in AIG’s Other operations. Prior period amounts have been revised to conform to the current presentation. As a result of dispositions, only Mortgage Guaranty is reporting ongoing results of operations commencing in the third quarter of 2009.

(c)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.

(d)	Includes $959 million and $1.1 billion of pre-tax net unrealized market valuation gains on AIGFP’s super senior credit default swap portfolio in the third quarter and nine months of 2009, respectively, and $7.1 billion and $21.7 billion of pre-tax net unrealized market valuation losses in the third quarter and nine months of 2008, respectively.

(e)	Includes changes in pre-tax credit spreads on the valuation of Capital Markets assets of $1.6 billion and $2.1 billion and liabilities of $(1.0) billion and $277 million (but excluding $85 million of losses and $4 million of gains on the super senior credit default portfolio reported with the unrealized market valuation loss), in the third quarter and nine months of 2009, respectively, and changes in pre-tax credit spreads on the valuation of Capital Markets assets of $(2.3) billion and $(5.3) billion and liabilities of $1.3 billion and $3.8 billion (but excluding $98 million and $207 million of gains on the super senior credit default portfolio reported with the unrealized market valuation loss), in the third quarter and nine months of 2008, respectively.

(f)	Includes income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in net income (loss) attributable to noncontrolling interest, which is not a component of operating income (loss).

(g)	Includes $3.6 billion of deferred tax expense attributable to the potential sale of foreign businesses, and a $3.3 billion valuation allowance to reduce tax benefits on capital losses in both third quarter and nine months of 2008.

(h)	Includes $3.3 billion deferred income tax valuation allowance in the third quarter and nine months of 2008, with respect to the utilization of capital loss carry forwards.

(i)	On June 30, 2009 AIG’s shareholders approved a one-for-twenty reverse stock split, which became effective on that date. All prior periods have been adjusted to reflect this reverse split.

(j)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(k)	Pro forma book value per share computed assuming adjustment to AIG shareholders’ equity for U.S. Treasury Equity Investments.